Exhibit 21.1

SUBSIDIARIES

Name of Subsidiary	Jurisdiction	Ownership

AiXin (BVI) International Group Co., Ltd	British Virgin Islands	100	%(1)

HK AiXin International Group Co., Limited	Hong Kong	100	%(2)

Chengdu AiXin Zhonghong Biological Technology Co., Ltd.,	China	100%

Yunnan Runcangsheng Technology Co. Limited	China	100%

Chengdu Aixin Shangyang Hotel Management Co., Ltd.	China	100	%(3)

Chengdu Aixintang Tang Hai Chuan Da Pharmacy Co., Ltd.	China	100	%(3)

Chengdu Bebang Pharmacy Co., Ltd.	China	100	%(3)

Chengdu Aixintang Liucheng Pharmacy Co., Ltd.	China	100	%(3)

Chengdu Xindu District Cundetang Pharmacy Co., Ltd.	China	100	%(3)

Chengdu Wenjiang Aixin Hui Da Pharmacy Co., Ltd.	China	100	%(3)

Chengdu Aixintang Tang Hai Chuan Da Pharmacy Co., Ltd. Xinjin branch	China	100	%(4)

Chengdu Aixintang Tang Hai Chuan Da Pharmacy Co., Ltd. JianYang Shop	China	100	%(4)

Chengdu Aixintang Tang Hai Chuan Da Pharmacy Co., Ltd. Mianyang branch	China	100	%(4)

(1) Holding company which owns all of the outstanding shares of HK AiXin International Group Co., Limited.

(2) Intermediate holding company which owns all of the outstanding shares of Chengdu AiXin Zhonghong Biological Technology Co., Ltd., and Yunnan Runcangsheng Technology Co. Limited.

(3) Owned by Chengdu AiXin Zhonghong Biological Technology Co., Ltd.

(4) Owned by Aixintang Tang Hai Chuan Da Pharmacy Co., Ltd.